Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Debbie Bockius

636-728-3031

THERMADYNE HOLDINGS CORPORATION ANNOUNCES

2012 FIRST QUARTER RESULTS

ST. LOUIS, MO – May 11, 2012 – Thermadyne Holdings Corporation today reported results for the three months ended March 31, 2012 as follows:

($ in thousands)	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011	% Change
Net Sales	$126,871	$116,497	8.9%
Net Income	5,212	88	5822.7%
Adjusted EBITDA	21,010	17,461	20.3%

Financial Review for the Quarter Ended March 31, 2012

Net sales in the first quarter of 2012 were $126.9 million, an increase of 8.9% as compared to the first quarter of 2011. Stated in local currencies, net sales increased 7.7%, with U.S. sales increasing 9.3% and international sales increasing 5.5%.

Gross margin in the first quarter of 2012 was 34.6% of net sales as compared to 28.5% of net sales in the first quarter of 2011. During the first quarter of 2012, the Company recorded a $0.3 million credit to costs of sales related to inventory under the last-in, first-out method (“LIFO”) of inventory accounting, which resulted from expected deflation of manufacturing costs in 2012 resulting from our continued productivity enhancements. In the first quarter of 2011, a $1.0 million charge to cost of sales was recorded for LIFO. Also in the first quarter of 2011, the Company expensed $3.3 million to cost of sales related to fair value purchase accounting adjustments for inventory. Excluding these items, adjusted gross margin as a percent of net sales was 34.3% in 2012 as compared to 32.2% in 2011. This increase in adjusted gross margin is due to the beneficial impact of manufacturing efficiencies arising from our total cost productivity (“TCP”) program to lower costs and improve efficiency, increased volumes of activity in 2012 and price increases enacted in the second quarter of 2011.

Selling, general and administrative (“SG&A”) expenses were $26.4 million, or 20.8% of net sales, in the first quarter of 2012 compared to $24.8 million, or 21.3% of net sales, in the comparable period of 2011. This dollar increase is primarily the result of increased headcount and headcount-related expenses primarily in the sales and marketing functions and additional promotional expenses. Despite the additional investment in SG&A functions, SG&A expenses, as a percentage of net sales, declined to 20.8% for the three months ended March 31, 2012. The 50 basis point improvement during the first quarter of 2012 as compared to the first quarter of 2011 is a result of higher sales volumes.

Restructuring charges in the first quarter of 2012 totaled $0.8 million, consisting primarily of employee termination benefits, bringing the cumulative restructuring charges recorded by the Company to $6.2 million. The Company expects ultimately to record aggregate pre-tax charges of approximately $8.0 million as a result of these restructuring activities and the remaining charges and payments for these exit activities are expected to be made throughout the remainder of 2012.

Interest, net, was $6.7 million in the first quarter of 2012 compared to $6.3 million in the first quarter of 2011. The increase in interest expense reflects the effect of a 120 basis point increase in effective interest rate for the first quarter of 2012 as compared to the first quarter of 2011 as well as the additional issuance of $100 million of Senior Secured Notes due 2017 on March 6, 2012, while the first quarter of 2011 partially included $176 million of Senior Subordinated Notes due 2014 that were redeemed on February 1, 2011.

The effective tax rate for the first quarter of 2012 was 33.2%. The effective tax rate in the first quarter of 2011 was 46.3%, which exceeded the federal statutory rate primarily because of U.S. operating losses which could not be tax effected. The income taxes currently payable for 2012 are estimated to be 26.2% and are primarily related to foreign jurisdictions.

For the first quarter of 2012, net income was $5.2 million compared to $0.1 million in the first quarter of 2011. The increase in net income for the first quarter of 2012 reflects a higher net sales base over the first quarter of 2011 and the impact of the prior year $3.3 million pre-tax inventory charge related to the values assigned to assets in connection with the December 2010 acquisition of the Company, partially offset by restructuring charges of $0.8 million in the first quarter of 2012.

Cash Flows and Liquidity

Cash flows from operating activities provided $9.5 million of cash in the first three months of 2012 as compared to $0.8 million of cash provided in the comparable period of 2011. This comparable increase in cash provided for the three months of 2012 reflects an $8.7 million payment in the first quarter of 2011 in conjunction with the defeasance on the Senior Subordinated Notes. There was no comparable payment in the first quarter of 2012.

On March 6, 2012, the Company issued $100 million in aggregate principal amount of 9% Senior Secured Notes due 2017 (the “Additional Notes”) at par plus accrued but unpaid interest since December 15, 2011. The Additional Notes mature on December 15, 2017.

The Company used the proceeds of the Additional Notes to pay a cash dividend of $93.5 million to the Company’s parent company, which allowed it to redeem a portion of its outstanding Series A preferred stock, and to pay fees and expenses related to the offering and a 2% consent payment to each bondholder of the original $260 million Senior Secured Notes due 2017, totaling $5.2 million, in connection with the solicitation of consents to amend the related indenture agreement.

As of March 31, 2012, combined cash and availability under the Company’s Working Capital Facility was $82.2 million.

Adjusted EBITDA

In the first quarter of 2012, Adjusted EBITDA was $21.0 million, or 16.6% of net sales, compared to $17.5 million of Adjusted EBITDA, or 15.1% of net sales, in the first quarter of 2011.

Outlook for 2012

Martin Quinn, Thermadyne’s Chief Executive Officer, commented, “We are pleased to report solid results for the first quarter of 2012. Strong sales growth, and even stronger earnings growth, come on the heels of excellent results for 2011. Market demand in the U.S., Canada and Latin America continues to be robust. However, we expect the pace of the growth on a quarter over quarter basis to ease in the second quarter as we will compare revenues for the period to the strong sales experienced in 2011. The slowing of the economies of Europe and China is resulting in reduced demand in both regions. Encouragingly, the sales of welding equipment have exceeded our expectations as new product releases in this product category have been very well received by our customer base.”

“For the remainder of 2012, we will continue our focus on driving sales growth and EBITDA margin improvements through our ongoing focus on new product development as well as the restructuring of our manufacturing operations to deliver additional cost reductions and improve operational efficiencies,” concluded Mr. Quinn.

Use of Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, and adjusted gross margin, (our “Non-GAAP Measures”), as presented in this discussion, are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity.

We define EBITDA as net income plus interest, net, income tax provision and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to eliminate the expense (income) of certain other noteworthy events that we do not consider to relate to the operating performance of the period presented. These adjustments include other charges, including, but not limited to, LIFO adjustments and fair value inventory step up, restructuring and other severance expenses, management fees paid to our sponsor, and non-cash stock compensation expense. We define adjusted gross margin as gross margin adjusted to eliminate the effect of certain non-cash items and the effects of certain other noteworthy items that we do not consider to relate to the operating performance of the period presented. These adjustments include other charges, including, but not limited to, LIFO and fair value adjustments to inventory. These adjustments include other charges, including, but not limited to, stock compensation expense, management fees, and severance expenses. Investors are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and adjusted EBITDA, investors should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation.

Our Non-GAAP Measures may not be comparable to similarly titled measures of other companies. However, we believe these measures are meaningful to our investors to enhance their understanding of our operating performance across reporting periods on a consistent basis, as well as our ability to comply with the financial covenants of our existing material debt agreements and service our indebtedness, after considering each of our identified adjustments during any given reporting period. Although EBITDA and adjusted EBITDA are not necessarily measures of our ability to fund our cash needs, we understand that they are frequently used by securities analysts, investors and other interested parties as measures of financial performance and to compare our performance with the performance of other companies that report EBITDA and adjusted EBITDA. We believe adjusted EBITDA also facilitates readers’ ability to compare current period results to other periods by isolating the income or expense of certain noteworthy events that we do not consider to relate to the operating performance of the period presented. Adjusted EBITDA is reflective of management measurements, which focus on operating spending levels and efficiencies; and focus less on non-cash and certain periodic noteworthy items. For these reasons, adjusted EBITDA is a significant component of our annual incentive compensation program.

Our Non-GAAP Measures have limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure. Because of these limitations, our Non-GAAP Measures should not be considered as measures of discretionary cash available to use to invest in the growth of our business or as measures of cash that will be available to use to meet our obligations. Investors should compensate for these limitations by relying primarily on our GAAP results and using our Non-GAAP Measures for supplemental purposes only. We provide a presentation of net income as calculated under GAAP, which we believe is the most directly comparable GAAP measure, reconciled to our EBITDA and adjusted EBITDA in the schedule below. We also provide reconciliations of gross margin as reported within the Condensed Consolidated Statements of Operations to adjusted gross margin.

Conference Call

Thermadyne will hold a teleconference on May 14, 2012 at 11:00 a.m. Eastern.

To participate via telephone, please dial:

•	U.S. and Canada: 1-888-780-9648

•	International: 1-210-234-0013

(Conference ID 5892808 / Passcode: THERMADYNE)

Those wishing to participate are asked to dial in ten minutes before the conference begins. For those unable to participate in the live conference call, a transcript of the call will be posted to the Thermadyne website at www.Thermadyne.com within 24 hours following the call.

About Thermadyne

Thermadyne, headquartered in St. Louis, Missouri, is a leading global manufacturer and marketer of metal cutting and welding products and accessories under a variety of leading premium brand names including Victor®, Tweco®, Arcair®, Thermal Dynamics®, Thermal

Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.

Cautionary Statement Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and other reports it files from time to time.

THERMADYNE HOLDINGS CORPORATION

FINANCIAL HIGHLIGHTS

(In thousands)

Schedule 1

Condensed Consolidated Statements of Income

	Three Months Ended March 31, 2012	% of Sales	Three Months Ended March 31, 2011	% of Sales
Net sales	$126,871	100.0%	$116,497	100.0%
Cost of goods sold	83,003	65.4%	83,271	71.5%

Gross margin	43,868	34.6%	33,226	28.5%
Selling, general and administrative expenses	26,442	20.8%	24,830	21.3%
Amortization of intangibles	1,583	1.2%	1,546	1.3%
Restructuring	811	0.6%	—	0.0%

Operating income	15,032	11.8%	6,850	5.9%
Other expense:
Interest, net	(6,730)	(5.3)%	(6,297)	(5.4)%
Amortization of deferred financing costs	(496)	(0.4)%	(389)	(0.3)%

Income before income tax provision	7,806	6.2%	164	0.1%
Income tax provision	2,594	2.0%	76	0.1%

Net Income	$5,212	4.1%	$88	0.1%

THERMADYNE HOLDINGS CORPORATION

FINANCIAL HIGHLIGHTS

(In thousands)

Schedule 2

Condensed Consolidated Balance Sheet

	March 31, 2012	December 31, 2011
ASSETS

Cash and cash equivalents	$23,625	$20,856
Accounts receivable, net	76,024	68,570
Inventories	100,767	96,011
Prepaid expenses and other	11,813	11,972
Deferred tax assets	2,823	2,823

Total current assets	215,052	200,232
Property, plant and equipment, net	74,597	73,861
Goodwill	183,927	182,429
Intangibles, net	138,786	140,265
Deferred financing fees	17,290	13,416
Other assets	503	502

Total assets	$630,155	$610,705

LIABILITIES AND STOCKHOLDER’S EQUITY

Current maturities of other long-term obligations	$1,704	$1,715
Accounts payable	37,857	29,705
Accrued and other liabilities	36,451	43,560
Accrued interest	9,581	1,081
Income taxes payable	2,480	2,875
Deferred tax liabilities	3,584	3,584

Total current liabilities	91,657	82,520
Long-term obligations, less current maturities	358,094	263,607
Deferred tax liabilities	81,405	78,927
Other long-term liabilities	17,747	18,081
Total stockholder’s equity	81,252	167,570

Total liabilities and stockholder’s equity	$630,155	$610,705

	March 31, 2012	December 31, 2011
Long-term Obligations

Senior Secured Notes due December 15, 2017, 9% interest payable semi-annually on June 15 and December 15	$360,000	$260,000
Senior Secured Notes discount	(5,154)	—
Capital leases	4,952	5,322

Long-term obligations	359,798	265,322
Current maturities	(1,704)	(1,715)

Long-term obligations, less current maturities	$358,094	$263,607

THERMADYNE HOLDINGS CORPORATION

FINANCIAL HIGHLIGHTS

(In thousands)

Schedule 3

Condensed Consolidated Cash Flow Data

	Three Months Ended	Three Months Ended
	March 31, 2012	March 31, 2011
Cash flows from operating activities:
Net income	$5,212	$88
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,090	6,024
Deferred income taxes	1,106	(1,736)
Stock compensation expense	187	132
Restructuring costs, net of payments	(555)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(6,692)	(6,282)
Inventories	(3,971)	(2,102)
Prepaids	651	(5,392)
Accounts payable	8,281	9,154
Accrued interest	8,500	(1,471)
Accrued taxes	(461)	911
Accrued and other	(7,863)	1,451

Net cash provided by operating activities	9,485	777

Cash flows from investing activities:
Capital expenditures	(3,029)	(4,158)
Other	(104)	(92)

Net cash used in investing activities	(3,133)	(4,250)

Cash flows from financing activities:
Issuance of Senior Secured Notes due 2017	100,000	—
Senior Secured Notes discount	(5,154)	—
Dividend payment to Parent	(93,507)	—
Use of Trusteed Assets for redemption of Senior Subordinated Notes	—	183,685
Repayment of Senior Subordinated Notes	—	(176,095)
Repayments of other long-term obligations	(393)	(664)
Deferred financing fees	(4,370)	—
Proceeds from exercise of stock options	31	—
Other, net	(519)	(89)

Net cash provided by (used in) financing activities	(3,912)	6,837

Effect of exchange rate changes on cash and cash equivalents	329	252

Total increase (decrease) in cash and cash equivalents	2,769	3,616
Total cash and cash equivalents beginning of period	20,856	22,399

Total cash and cash equivalents end of period	$23,625	$26,015

Income taxes paid	$1,978	$916
Interest paid, including $8,688 for defeased Sr Subordinated Notes in 2011	$301	$8,824

THERMADYNE HOLDINGS CORPORATION

FINANCIAL HIGHLIGHTS

(In thousands)

Schedule 4

Reconciliations of Net Income to EBITDA (1) and Adjusted EBITDA (1)

	Three Months Ended	Three Months Ended
	March 31, 2012	March 31, 2011
Net income	$5,212	$88
Plus:
Depreciation and amortization	5,090	6,024
Interest expense, net	6,730	6,297
Income tax provision	2,594	76

EBITDA (1)	$19,626	$12,485

LIFO method charge (credit) to cost of sales	(300)	970
Fair value purchase accounting adjustments to inventory	—	3,344
Restructuring and other severances	921	37
Irving Place Capital management fees and expenses	576	492
Stock compensation expense	187	132

Adjusted EBITDA (1)	$21,010	$17,461

% of Sales	16.6%	15.0%

Other Information:
Gross Margin, as reported	$43,868	$33,226
Plus:
LIFO method charge (credit) to cost of sales	(300)	970
Fair value purchase accounting adjustments to inventory	—	3,344

Adjusted Gross Margin (1)	$43,568	$37,540

% of Sales	34.3%	32.2%

(1)	A non-GAAP measure